EXHIBIT 10.4

Summary of Amendment to the 2006 Management Compensation Adjustment Plan

On July 31, 2007, the Board of Directors of the Company approved an amendment to the 2006 Management Compensation Adjustment Plan by agreeing to give stock options or shares of common stock in lieu of cash commissions if the UES asset sale closed. The following management members orally agreed to this amendment:

Name	Amount of Commissions to be Converted	No. of Shares or Options
Dennis McGuire	$232,050	1,547,000
James C. Rushing III	$77,350	515,667
Michael R. Donn	$77,350	515,667
Stephen R. Johnson	$232,050	1,547,000
John Odwazny	$154,700	1,031,333